Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Pre Effective Amendment No. 1 to the Registration Statement (Form S-3  No. 333-144496) and related Prospectus of McMoRan Exploration Co. for the registration of $1,500,000,000 of debt and/or equity securities and to the incorporation by reference therein of our reports dated March 12, 2007, with respect to the consolidated financial statements of McMoRan Exploration Co., McMoRan Exploration Co. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McMoRan Exploration Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

s/s Ernst & Young LLP

New Orleans, Louisiana
October 3, 2007